Exhibit 10.28

MEMORANDUM OF AGREEMENT	Norwegian Shipbrokers’ Association’s Memorandum of Agreement for sale and purchase of ships. Adopted by The Baltic and International Maritime Council (BIMCO) in 1956.
Dated: 1st December 2006	Code-name
SALEFORM 1993
Revised 1966, 1983 and 1986/87.

Bocimar International nv of De Gerlachekaai 20,2000 Antwerp, Belgium

hereinafter called the Sellers, have agreed to sell, and

A company and flag to be nominated by ‘Quintana Management’, Greece - Quintana to perform as buyers or Quintana guaranteeing performance of their nominee Buyers -

hereinafter called the Buyers, have agreed to buy Hull Number H1051, at Shanghai Waigaoqiao Shipyard being a 177,000 DWT, Capesize, Bulk Carrier

Name: To be named ‘Mineral Temse’

Classification Society/Class:

Under construction to be delivered 2007

Flag: Intention Belgian flag         Place of Registration: Intention Antwerp

Call Sign: N/A             Grt/Nrt: N/A

Register Number: N/A

hereinafter called the Vessel, on the following terms and conditions:

Definitions

“Banking days” are days on which banks are open both in the country of the currency stipulated for the Purchase Price in Clause 1 and in the place of closing stipulated in Clause 8.

“In writing” or “written” means a letter handed over from the Sellers to the Buyers or vice versa, a registered letter, telex, telefax or other modem form of written communication.

“Classification Society” or “Class” means the Society referred to in line 4.

“Shipbuilding Contract” means the Shipbuilding Contract dated 5th November 2004 with Shanghai Waigaoqiao Shipbuilding Co. Ltd and China Shipbuilding Trading Co. Ltd

1.	Purchase Price US$92,500,000 (Ninety Two Million, Five Hundred Thousand Untied States Dollars)

2.	Deposit

As security for the correct fulfillment of this Agreement the Buyers shall pay a deposit of 10% (ten per cent) of the Purchase Price within 3 (three) banking days from the date of this Agreement having been signed by both parties by fax. Buyers to sign MOA within 48 hours of agreeing main terms and receiving copy by Arrow, and to send by fax to Sellers for countersigning. This deposit shall be placed with namely Fortis Bank nv, Warandeberg 3, 1000 Brussels, Contact person: Mr. Filip Provoost TEL: 32(0)2 565.00.97, FAX .. 32(0)2 565 07.99, EMAIL: filip. provoost@fortis.com and held by them in a joint interest bearing account for the Sellers and the Buyers, to be released in accordance with joint written Instructions of the Sellers and the Buyers. Interest, if any, to be credited to the Buyers. Any fee charged for holding the said deposit shall be borne equally by the Sellers and the Buyers.

3.	Payment

but not later than 3 banking days after the Vessel is in every respect physically ready for delivery in accordance with the terms and conditions of this Agreement and

The balance of the purchase price (including any extra’s) shall be paid to Sellers’ account upon delivery of the Vessel by the Sellers to the Buyers.

The Buyers will lodge the balance of the purchase price with Sellers’ bank 1 (one) banking day in advance of anticipated delivery which shall be released against presentation of a protocol of delivery and acceptance signed by the Sellers and Buyers and if required, countersigned by Buyers financing bank.

4.	Inspections

The Buyers have accepted the specification of the Vessel/Hull No. 1051. The Buyers offer is therefore outright and not subject to any further inspections. The sellers confirm that there will be no further changes to the Shipbuilding Contract or the specifications unless with Buyers written consent.

5.	Notices, time and place of delivery

a)	The Sellers shall provide the Buyers with 30 (thirty), 21 (twenty-one), 15 (fifteen) and 7 (seven) days approximate notice of the estimated time of delivery and 3 (three) days’ definite notice of delivery.

b)	The Vessel shall be delivered to the Buyers ex SWS Shipyard Shanghai on a back-to-back basis and simultaneously with delivery in accordance with the Shipbuilding Contract.

Expected time of delivery: End March 2007 in Sellers’ option.

Date of cancelling (see Clauses 5 c), 6 b) (iii) and 14): 1st September 2007 in Buyers’ option.

c)	If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the Vessel will not be ready for delivery by the cancelling date they may notify the Buyers in writing stating the date when they anticipate that the Vessel will be ready for delivery and propose a new cancelling date. Upon receipt of such notification the Buyers shall have the option of either cancelling this Agreement in accordance with Clause 14 within 48 hours of receipt of the notice or of accepting the new date as the new cancelling date. If the Buyers have not declared their option within 48 hours of receipt of the Sellers’ notification or if the Buyers accept the new date, the date proposed in the Sellers’ notification shall be deemed to be the new cancelling date and shall be substituted for the cancelling date stipulated in line 61.

If this Agreement is maintained with the new cancelling date all other terms and conditions hereof including those contained in Clauses 5 a) and 5 c) shall remain unaltered and in full force and effect. Cancellation or failure to cancel shall be entirely without prejudice to any claim for damages the Buyers may have under Clause 14 for the Vessel not being ready by the original cancelling date. This procedure to be revived if Sellers anticipate that the Vessel will not be ready for delivery by the revised cancelling date.

Without prejudice to any agreed cancelling date in accordance with the foregoing in the event that under the terms of the Shipbuilding Contract the Sellers have the right to cancel same or to reject the Vessel, the Sellers will advise the Buyers accordingly and will not exercise their right to terminate the Shipbuilding Contract or allow the continuation thereof or to reject/accept the Vessel without first obtaining the approval of the Buyers in relation thereto. If the Buyers request that the Shipbuilding Contract is terminated or the Vessel is rejected (with or without qualifications) or fail to do so within three (3) business days after receiving notice of the relevant event from the Sellers, the MOA will be automatically cancelled and neither party will have any obligation against the other, save for the return to the Buyers of any moneys already paid to the Sellers or deposited in escrow pursuant to the terms of the MOA. If the Buyers request the Sellers to accept the Vessel (with or without qualifications) or not to terminate the Shipbuilding Contract then the Sellers shall do so and the Buyers shall not thereafter refuse delivery of the Vessel under the MOA because of the Sellers following the Buyers instructions in respect of this particular matter. Failure of the Sellers to advise the Buyers of their right to terminate the Shipbuilding Contract or to reject the Vessel will be a reason for the Buyers to terminate the MOA and for the provisions of Clause 14 of the MOA to apply.

The Sellers will pass to the Buyers all compensation received from the Shipyard in lieu of any claims as provided in the Shipbuilding Contract, the same being deducted from the Purchase Price namely:

a) delay in delivery;

b) deficiency in actual deadweight;

c) deficiency in actual speed;

d) deficiency in specific fuel consumption.

7.	Spares/bunkers, etc.

The Vessel is to be delivered to the Buyers including everything aboard and ashore and all those parts ordered to be included in the shipbuilding specifications and spare parts and equipment, including radio installation and navigational equipment, which are to be deemed to be the property of the Sellers. Owners’ supplied items are to be provided by the Buyers at their expense. Lubricating oils will be paid for by the Buyers against presentation of invoices. All plans and drawings to be supplied by the Builders according to the Shipbuilding Contract and specifications are to be included in the sale. Up until the time of handover of the Vessel from the Sellers to the Buyers, the Vessel will be at the risk and expense of the Sellers in accordance with the terms of the Shipbuilding Contract and specifications.

A shipmodel is to be included in price.

The Buyers shall take over the remaining bunkers and pay the current net market price (excluding barging expenses) at the port and date of delivery of the Vessel.

8.	Documentation

The place of closing: Venue nominated by the Sellers.

The Sellers are to provide documentation reasonably required to effect the registration of the Vessel under the flag and ownership of the Buyers, the Buyers itemising their requirements well in advance of the handover. There will be no intermediate registration. If the Buyers require intermediate registration, they will reimburse the Sellers the cost of intermediate registration. If Sellers require intermediate registration same will be for their account.

9.	Encumbrances

The Sellers warrant that the Vessel, at the time of delivery, is free from all charters, encumbrances, mortgages and maritime liens or any other debts whatsoever. The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery.

10.	Taxes, etc

Any taxes, fees and expenses in connection with the purchase and registration under the Buyers’ flag shall be for the Buyers’ account, whereas similar charges in connection with the closing of the Sellers’ register shall be for the Sellers’ account.

Sellers have declared intention Belgian flag/Antwerp against extra cost which for Buyers account.

11.	Condition on delivery

The Vessel is to be delivered with all her class and trading certificates clean and valid (albeit that these will be interim certificates and might have conditions /notes/recommendations which are customarily applicable to newly-built ships of this type) in the name of the Sellers.

12.	Name/markings

Naming ceremony and Sponsors will be nominated by Quintana. At Quintana’s expense, subject to the shipyards approval the yard will paint the ‘Quintana’ logo on the port and starboard sideshell, and ‘Q’ at the bow.

13.	Buyers’ default

Should the deposit not be paid in accordance with Clause 2, the Sellers have the right to cancel this Agreement, and they shall be entitled to claim compensation for their losses and for all expenses incurred together with interest.

Should the Purchase Price not be paid in accordance with Clause 3, the Sellers have the right to cancel the Agreement, in which case the deposit together with Interest earned shall be released to the Sellers. If the deposit does not cover their loss, the Sellers shall be entitled to claim further compensation for their losses and for all expenses incurred together with interest.

14.	Sellers’ default

Should the Sellers fail to give Notice of Readiness in accordance with Clause 5 a) or fail to be ready to validly complete a legal transfer by the date stipulated in line 61 the Buyers shall have the option of cancelling this Agreement provided always that the Sellers shall be granted a maximum of 3 banking days after Notice of Readiness has been given to make arrangements for the documentation set out in Clause 8. If after Notice of Readiness has been given but before the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not made physically ready again in every respect by the date stipulated in line 61 and new Notice of Readiness given, the Buyers shall retain their option to cancel. In the event that the Buyers elect to cancel this Agreement the deposit together with interest earned shall be released to them immediately.

Should the Sellers fail to give Notice of Readiness by the date stipulated in line 61 or fail to be ready to validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for their loss and for all expenses together with interest if their failure is due to proven negligence and whether or not the Buyers cancel this Agreement.

15.	Buyers’ representatives

The building supervision will remain with the Sellers. However, the Sellers will allow the Buyers to send 1 (one) representative to join their supervisory team, as an observer only, and without interference with the supervisory team of Sellers. The representative of the Buyers will manifest himself as part of the supervisory team of the Sellers and will not communicate directly with the Shipyard and/or its agents, representatives, suppliers, etc., but will communicate through the foreman of the supervisory team of the Sellers. The Buyers’ representative is to have the right to attend the sea trials of the Vessel.

16.	Arbitration

a)*	This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of this Agreement shall be referred to arbitration in London in accordance with the Arbitration Acts 1950 and 1979 or any statutory modification or re-enactment thereof for the time being in force, one arbitrator being appointed by each party. On the receipt by one party of the nomination in writing of the other party’s arbitrator, that party shall appoint their arbitrator within fourteen days, falling which the decision of the single arbitrator appointed shall apply. If two arbitrators properly appointed shall not agree they shall appoint an umpire whose decision shall be final.

17. Building Warranty - The sellers will obtain the approval of the Shipyard of an assignment of warranties to the Buyers under Article IX of the Shipbuilding Contract. If such approval cannot be obtained, the Sellers will exercise their rights under Article IX of the Shipbuilding Contract for the benefit of the Buyers. Any legal fees, costs and expenses in connection with the exercise of such rights will be for the Buyers account.

18. This sale is to be kept private and confidential until Buyers’ press release.

/s/ Stamatis Molaris	/s/ Maxime Van Eelke
Stamatis Molaris CEO	Maxime Van Eelke ATTORNEY-IN-FACT
For the Buyers	For the Sellers